Exhibit 10.8

AMENDMENT NO. 2 TO CONSULTING AGREEMENT

This Amendment No. 2 to Consulting Agreement (this “Amendment”), dated as of May 3, 2020, amends that certain Consulting Agreement dated August 22, 2018 (as previously amended on March 6, 2020, the “Agreement”) by and between Qualigen, Inc. (the “Company”) and GreenBlock Capital LLC (“Consultant”).

The Company and Consultant agree that the Agreement is hereby amended to modify and replace Section 2(ii) and Section 2(iii) as follows:

(ii) Timing for Earning, Valuation and Forfeiture. The Company and Consultant agree that the Fee shall be earned as of the Closing of the Merger. For the purposes of this subsection “(ii),” the Shares shall be valued at the lowest price per share of (a) Common Stock issued in connection with the conversion of Company convertible notes or (b) the stated conversion price for convertible preferred stock issued by the Company in connection with an offering, immediately prior to and in connection with the Closing of the Merger. The Fee is not meant to act in any way as a success fee. A substantial portion of the Consultant’s duties will be performed after the Effective Time, as indicated by the portion of the Fee paid in Warrants. Consultant is not being compensated in any way for raising capital or the successful closing of the Merger.

(iii) Issuance Instructions. The Shares and the Warrants shall be issued to Consultant or individually to its principals and advisors, as directed in writing by Consultant prior to the Merger, subject to receipt of customary investment-intent letters.

Except as expressly provided herein, the Agreement remains unchanged and in full force and effect.

IN WITNESS WHEREOF, GreenBlock Capital LLC and Qualigen, Inc. have executed and delivered this Amendment No. 2 to Consulting Agreement as of the 3rd day of May, 2020.

GreenBlock Capital LLC		Qualigen, Inc.

By:	/s/ Christopher Nelson	By:	/s/ Michael S. Poirier
Christopher Nelson		Michael Poirier
Principal		President & CEO